Exhibit 10.42

EMPLOYMENT AGREEMENT
THE PRINCETON REVIEW, INC.

          This employment Agreement is between Young Shin (“Exec”) and The Princeton Review, Inc. (“TPR’’), and is subject to the terms of the current form of the Executive Compensation Policy Statement, a copy of which is attached as Exhibit A (the “Policy Statement”) and of a letter agreement between the parties of even date herewith. Terms may be defined in The Princeton Review Glossary, the current form of which governs this Agreement and is attached as Exhibit B. This Agreement supersedes any previous employment agreement.

1.

Job Description: Commencing on February 18th, Exec shall serve as the General Manager/EVP TPR’s Admissions Division, performing such duties as are reasonable and customary for such positions within a business of this type, and shall report solely and directly to TPR’s President and Chief Operating Officer or Chief Executive Officer. The base office from which Exec shall perform his duties shall be TPR’s New York City (“NYC”) offices (the “Base Office”); provided, however, that Exec shall have the right to also perform his duties from San Francisco (“SF”) subject to the terms of this Agreement.

2.

Compensation: TPR shall pay in cash to Exec a base salary of $210,000 per year, increasing by 3% (or 5% if Exec has permanently relocated from SF to NYC at TPR’s request), each year on February 15th, payable in 26 bi-weekly installments. Exec shall also receive the same medical, dental, life insurance or other health-related benefits as other senior executives of the TPR. He shall also receive a bonus of up to 50% of base salary, based on the “Bonus Calculation” described below in Appendix A. The amount of the bonus paid shall be based on the Bonus Calculation described below in Appendix A, but shall not be less than 33% for the 2003 calendar year, and 25%for the 2004 calendar year of the maximum bonus available.

3.

Stock Option Grant: TPR shall grant Exec an option to purchase 45,000 shares of TPR’s Common Stock, as authorized by TPR’s Compensation Committee, at fair market value as indicated by the closing market price of REVU on Exec’s first day of employment. These options shall be subject to the terms and conditions of The Princeton Review, Inc. Stock Option Grant attached hereto.

4.

Term: Notwithstanding Section 3.1 of the Policy Statement, this Agreement shall expire on February 14th, 2005 but shall be automatically extended for additional two-year periods upon the completion of the initial term and any two-year extension period thereafter until (i) Exec voluntarily terminates employment or (ii) TPR gives contrary written notice to Exec at least 6 months prior to the completion of the initial term or any two-year extension period thereafter. TPR will not be under any obligation to make additional option grams to Exec, such as those described in paragraph 3 above, for any extension terms of this Agreement unless agreed by TPR and Exec.

5.

Severance Payments and Benefits: Except as described in Section 7 below, if TPR terminates Exec’s employment without Cause, then in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Exec his base salary plus benefits for an additional six months. After twelve months of employment, Exec’s severance payments and benefits provided in this paragraph 5 shall be extended by one month, up to a maximum of twelve months, for each additional two months of full-time employment.

6.

Right to Perform From SF: Unless and until TPR requests that Exec permanently relocate to the Base Office, Exec shall have the right to also perform his duties from SF; provided that without the prior consent of TPR, Exec shall spend at least 8 out of every consecutive 60 business days working from the Base Office. Exec represents that he has a residence available to him at no cost to TPR for use during the times that he works from the Base Office. TPR’s reimbursement obligation for Exec’s travels to and from SF to the Base Office shall be limited to economy airfare, ground transportation and, upon prior notice and for good reason, nights in a hotel in NYC. TPR may in its discretion also reimburse meal and other reasonable expenses for Exec incurred during his operations from the Base Office.

7.

Relocation to Base Office: Exec agrees to promptly respond to TPR’s written request made within the first 15 months of this Agreement that he permanently relocate to, and operate solely from, the Base Office. Unless Exec agrees to such a request within thirty days, TPR may terminate Exec, and Exec will receive as his sole remedy one-half of the severance rights he would receive for a termination without Cause notwithstanding any other provision of this Agreement or the Policy Statement. In no event shall such request or relocation constitute being Reassigned under the Policy Statement. Exec agrees that he will be permanently operating from the Base Office within 60 days of any such request, and TPR agrees to reimburse reasonable and documented direct moving expenses approved in advance by TPR in writing in connection with any permanent move of Exec’s residence to the NYC area that occurs within 120 clays of the request and while this Agreement is in place.

8.	Right to be Connected: Exec will be provided with or be reimbursed for the reasonable cost of cell phone service, DSL or cable modem connection service at his primary residence, and a laptop computer.

9.

Executive Education: TPR agrees that, at the Exec’s request, Exec may attend up to an aggregate of one week of educational programs each year, which are generally intended to assist him perform his job, at no charge to his vacation days. TPR shall pay up to $10,000.00 each year for such educational programs (including travel and lodging) at accredited educational institutions.

10.

Indemnity: Exec represents that he is not party to any agreement which restricts or impairs the use of any information now held by Exec or which could in any way restrict or impair Exec’s full performance under this Employment Agreement. Further, Exec agrees not to use or disclose anyone else’s previously obtained trade secrets or proprietary information, however obtained by Exec, in connection with his employment at TPR.

Agreed to this February 18, 2003

/s/ Mark Chernis	/s/ Young Shin

Mark Chernis	Young Shin
President, TPR

Appendix A - Bonus Calculation

Bonus for 2003 shall be awarded according to the following objectives:

(a)	50%	Admissions Services division achieves annual financial objectives as set by 2003 TPR Budget. Bonus will be paid out according to standard TPR financial bonus matrix as determined annually by TPR.

(b)	20%	Company achieves annual financial objectives as set by 2003 TPR Budget Bonus will be paid out according to standard TPR financial bonus matrix as determined annually by TPR.

(c)	30%	Based upon mutually agreed upon job specific objectives determined within 60 days of Exec’s start date or, if no agreement is reached, then based on b) above.

3